First Quarter 2015 Earnings Webcast April 23, 2015 Thompson Falls

Presenting Today 2 Bob Rowe, President & CEO Brian Bird, Vice President & CFO

3 Forward Looking Statements During the course of this presentation, there will be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” The information in this presentation is based upon our current expectations as of the date hereof unless otherwise noted. Our actual future business and financial performance may differ materially and adversely from our expectations expressed in any forward-looking statements. We undertake no obligation to revise or publicly update our forward-looking statements or this presentation for any reason. Although our expectations and beliefs are based on reasonable assumptions, actual results may differ materially. The factors that may affect our results are listed in certain of our press releases and disclosed in the Company’s Form 10-K and 10-Q along with other public filings with the SEC.

• Successful first full quarter of owning and operating our recently acquired fleet of hydro assets. • Improvement in net income of $5.8 million, or 13%, in the first quarter of 2015 as compared with the same period in 2014. • GAAP Diluted EPS of $1.09 as compared to $1.17 for the same period in 2014. While net income improved, the decrease in EPS is primarily the result of the equity issuance in November 2014 to fund the hydro acquisition. • Non-GAAP Adjusted EPS of $1.18 as compared to $1.16 for the same period in 2014. (see reconciliations on page 12 & 13 of this presentation) • Reaffirming full year 2015 adjusted guidance of $3.10 - $3.30 per diluted share. • Board of Directors approved a $0.48 stock dividend payable June 30, 2015. Recent Significant Activities 4

Summary Financial Results (First Quarter) 5

6 Gross Margin (First Quarter) (dollars in millions) Three Months Ended March 31, 2015 2014 Variance Electric $ 172.1 $ 132.9 $ 39.2 29.5% Natural Gas 61.5 69.4 (7.9) (11.4%) Gross Margin $ 233.6 $ 202.3 $ 31.3 15.5% Increase in gross margin due to the following factors: $ 42.1 Hydro operations $ (6.9) Natural gas retail volumes $ (4.4) Electric retail volumes $ 0.5 Other $ 31.3

Heating Degree Days (First Quarter) 7 Maximum Temperature from Normal Minimum Temperature from Normal Source: National Climatic Data Center, NOAA

Operating Expenses (First Quarter) 8 Increase in operating expenses due mainly to the following factors: $9.0 million increase in OG&A $ 10.7 Hydro operations $ 2.0 Employee benefit costs $ (2.0) Non-employee directors deferred compensation $ (1.1) Bad debt expenses $ (0.8) Hydro transaction costs $ 0.2 Other $4.3 million increase in property and other taxes due primarily to plant additions and higher estimated property valuations in Montana, including approximately $3.7 million from the hydro transaction. $5.5 million increase in depreciation and depletion expense primarily due to plant additions, including approximately $4.1 million of hydro related depreciation. (dollars in millions) Three Months Ended March 31, 2015 2014 Variance Operating, general & admin. $ 81.1 $ 72.1 $ 9.0 12.5% Property and other taxes 32.8 28.5 4.3 15.1% Depreciation and depletion 35.8 30.3 5.5 18.2% Operating Expenses $ 149.7 $ 130.9 $ 18.8 14.4%

Operating to Net Income (First Quarter) 9

Balance Sheet 10

Cash Flow (First Quarter) 11 $14.6 million improvement in cash flow provided by operating activities primarily due to: • a reduction in our under collection of supply costs in our trackers; • Improved collections of customer receivables; and • improved earnings from the hydro acquisition. These improvements were partially offset by an $18.4 million settlement of interest rate swaps in first quarter of 2015.

Non-GAAP Adjusted EPS 12

Adjusted Earnings (First Quarter ’15 vs ’14) 13 Non-GAAP adjusted Net Income increased 23.5% over same period prior year. However, due to $400 million equity issuance in November 2014, our adjusted diluted EPS only increased by 1.7%. We anticipate realizing a majority of the expected accretion benefit of the hydro acquisition in the 2nd and 3rd quarters of 2015.

Hypothetical Accretion Illustration 14 As shown in the example above, a company making an acquisition that would contribute relatively consistent net income over each of the four quarters could anticipate the most earnings per share benefit in the quarters with the ‘lightest’ earnings. (Illustrative example only, should not be construed as company provided quarterly earnings guidance)

Reaffirm 2015 Earnings Guidance 15 We reaffirm the 2015 adjusted earnings guidance range of $3.10 - $3.30 per diluted shares based upon, but not limited to, the following major assumptions and expectations: • Normal weather in our electric and natural gas service territories for the remainder of 2015; • Successful integration and a full year earnings contribution from the recently acquired hydro assets; • Excludes any potential additional impact as a result of the FERC decision regarding revenue allocation at our Dave Gates Generating Station; • A consolidated effective income tax rate of approximately 15% to 19% of pre-tax income; and • Diluted average shares outstanding of approximately 47.3 million. Continued investment in our system to serve our customers and communities is expected to provide a targeted 7-10% total return to our investors through a combination of earnings growth and dividend yield. See “Non-GAAP Financial Measures” slide in appendix for “Non-GAAP “Adjusted EPS”. $2.60 - $2.75 $2.02 $2.14 $2.53 $2.66 $2.46 $2.99 $- $1.50 $1.75 $2.00 $2.25 $2.50 $2.75 $3.00 $3.25 $3.50 2009 2010 2011 2012 2013 2014 2015E GAAP Diluted EPS Initial Guidance Range Non-GAAP "Adjusted" EPS Diluted Earnings Per Share $3.10 - $3.30

South Dakota Rate Filing 16 34 Years of Declining ‘Real’ Rates Docket EL14-106 In December 2014, we filed a request with SDPUC for an annual increase of $26.5 million revenue. This increase is primarily due to investments made to meet federal environmental mandates and to maintain our high-level of system reliability in South Dakota. We anticipate implementing interim rates during July 2015. Three major projects alone account for 96% of the requested $26.5M increase. Big Stone/Neal……..$15.2M Aberdeen Peaker……$7.4M Yankton Substation…$2.8M All other……………...$1.1M Total $26.5M

Other Activity 17 • Hydro Asset Integration • Initiated study to help optimize the way we operate our fleet of assets. The study will evaluate our energy system needs in light of resource capabilities and the potential to provide ancillary services. • Kerr Dam: We assumed temporary ownership of the Kerr Dam upon the close of the hydro transaction. In accordance with Kerr’s FERC license, the Confederated Salish and Kootenai Tribes of the Flathead Reservation (CSKT) has the right to acquire the project between September 2015 and September 2025. The CSKT have formally provided notice of their intent to acquire the Kerr Project and designated September 5, 2015 as the date for conveyance to occur. Total proceeds from the conveyance are expected to be $30 million. • Big Stone Air Quality Projects • Coal Plant is subject to BART requirements of the Regional Haze Rule. • Must install and operate new system to reduce SO2, NOx and particulate emissions. • Our 23.4% portion of the project cost is $95-$105 million with $82.2 million capitalized through March 31, 2015. • Expected to be operational during the second half of 2015. • Distribution and Transmission System Investment • Distribution (DSIP) and Transmission (TSIP) Infrastructure Project to reverse the trend in aging infrastructure, maintain reliability, proactively manage safety, build capacity into the system and prepare our network for the adoption of new technologies. • Total DSIP and TSIP capital expenditures expected to be approximately $340 million over the next 5 years. • Natural Gas Reserves • We currently own 25% of our Montana natural gas need (for both retail customers and owned gas powered electric generation) with approximately $100 million invested through March 2015. We target to own 50% of this need and estimate we would need to invest up to $100 million to reach our ownership goal. • Dave Gates Generating Station (DGGS) • In April 2014, FERC issued a decision to allocate only a fraction of the costs to FERC jurisdictional customers. • In May 2014, we filed a request for rehearing, which remains pending (uncertain on the timeline for FERC to act). • Consistent with the FERC decision, we have deferred $27.3 million of revenue through March 31, 2015. • If unsuccessful in the rehearing, we may appeal to the U.S. Circuit Court of Appeals. • We do not believe an impairment loss is probable at this time; however, we will continue to evaluate as facts and circumstances change.

Capital Spending Forecast 18 Current estimated cumulative capital spending for 2015 through 2019 is $1.45 billion. We anticipate funding the capital projects with a combination of cash flows (aided by NOLs) and long-term debt. If other opportunities arise that are not in the above projections (natural gas reserves, peaking generation, acquisitions, etc.), new equity funding may be necessary. *

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20 2014 to 2015 Reconciliation (First Quarter) Appendix

21 Electric Segment (First Quarter) Appendix

22 Natural Gas Segment (First Quarter) Appendix

23 Segment Results (First Quarter) Appendix

Income Tax Reconciliation (First Quarter) 24 Appendix

Appendix

Non-GAAP Financial Measures

These materials include financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Diluted EPS, that are considered "non-GAAP financial measures." Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation from the measure. Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs. Adjusted Diluted EPS is another non-GAAP measure. The Company believes the presentation of Adjusted Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings.

The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures.

Use of Non-GAAP Financial Measures - Reconcile to Non-GAAP diluted EPS

(in thousands)	2009	2010	2011	2012	2013	2014
Reported GAAP diluted EPS	$ 2.02	$ 2.14	$ 2.53	$ 2.66	$ 2.46	$ 2.99
Non-GAAP Adjustments						
Weather	-	0.06	(0.05)	0.14	(0.05)	(0.02)
Rate adjustments	-	(0.05)	-	-	-	-
Insurance recoveries	-	(0.08)	-	-	-	-
Income tax adjustments	-	-	(0.17)	(0.06)	-	(0.47)
Transmission revenue - low hydro	-	-	0.05	-	-	-
Dispute with former employee	-	-	0.05	-	-	-
DGGS FERC ALJ initial decision (2011 portion)	-	-	-	0.12	-	-
Release of MPSC DGGS deferral	-	-	-	(0.05)	-	-
DSM Lost Revenue recovery	-	-	-	(0.05)	(0.02)	-
CELP arbitration decision	-	-	-	(0.79)	-	-
MSTI Impairment	-	-	-	0.40	-	-
Hydro Transaction costs	-	-	-	-	0.11	0.24
Hydro operations (Nov. 18, 2014 - Dec. 31, 2014)	-	-	-	-	-	(0.14)
Hydro equity dilution	-	-	-	-	-	0.08
Adjusted Non-GAAP diluted EPS	$ 2.02	$ 2.07	$ 2.41	$ 2.37	$ 2.50	$ 2.68

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NorthWestern Energy
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